Philip M. Hanley
                                                Chief Financial Officer
                                                American General Finance, Inc.
                                                812-468-5420


                     AMERICAN GENERAL FINANCE CORPORATION
                           CONTINUES STRONG EARNINGS
                               AND ASSET GROWTH


HIGHLIGHTS


- -     First quarter net income of $61 million; up 18% over 1994 first quarter

- -     Net finance receivables up more than $250 million from year-end

- -     Growth in all categories of finance receivables

- -     Earned insurance premiums up 38% from the prior year


EVANSVILLE, IN, APRIL 25, 1995.--American General Finance Corporation continued its trend of strong earnings and asset growth during the first quarter of 1995. Net income for the first quarter was $61 million, compared to 1994 first quarter net income of $52 million, an 18% improvement. First quarter return on equity was 18.07% compared to 17.07% for the first quarter of 1994.

Net finance receivables grew over $250 million during the first three months of 1995. All categories of finance receivables grew during the first quarter with especially strong growth in retail sales finance receivables and real estate secured loans. The yield on finance receivables increased to 17.94% for the first quarter of 1995 compared with 17.09% for the comparable 1994 period, reflective of the higher proportion of higher yielding non-real estate loans in the loan portfolio and improved yield on retail sales finance receivables. The portfolio yield also benefited from the December 31, 1994 transfer of $1.3 billion in revolving retail and credit card receivables from the direct parent, American General Finance, Inc. This change in portfolio mix also influenced credit quality, as delinquent receivables were 2.92% at March 31, compared to 2.89% at year-end, while net charge offs were 2.82% for the first quarter compared to 2.05% for the first quarter of 1994. The higher average portfolio yield more than offset the increase in net charge offs.

Daniel Leitch III, Chairman and Chief Executive Officer, said in commenting on the results, "Improvements in portfolio yield and increased insurance revenue generation resulting from the greater level of traditional consumer loans and retail-based receivables have outweighed the increase in charge offs. We are pleased with the continued growth in earnings, as well as with the balanced portfolio growth and improved insurance performance we achieved during the first quarter."
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FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percents)

For the Quarter Ended March 31,                 1995        1994
- -------------------------------                 ----        ----

Revenues:

   Finance Charges                              $358        $250

   Insurance                                     $54         $39

   Other                                         $18         $25
                                                ----        ----
   Total Revenues                               $430        $314
                                                ====        ====

Net Income                                       $61         $52

Yield                                          17.94%      17.09%

Charge Off Ratio                                2.82%       2.05%

Return on Assets                                2.70%       2.75%

Return on Equity                               18.07%      17.07%


At:                                          3/31/95    12/31/94
- ---                                          -------    --------

Total Assets                                  $9,255      $8,919

Net Finance Receivables                       $8,158      $7,907

Delinquency Ratio                               2.92%       2.89%


American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $9.3 billion and operates over 1,300 offices in 40 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to over 3 million low-to-middle income American families. The company offers consumer and home equity loans; retail sales financing; credit cards; and credit and non-credit related insurance.
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